Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080

NASHUA REPORTS FOURTH QUARTER AND 2003 YEAR END RESULTS

     NASHUA, N.H., February 11, 2004 — Nashua Corporation (NYSE: NSH), a premier manufacturer and marketer of labels, thermal and specialty papers, and imaging products, today announced financial results for the fourth quarter and year ended December 31, 2003.

     Net sales for the fourth quarter of 2003 were $75.2 million, compared to $75.0 million for the fourth quarter of 2002. Gross margin for the quarter was $13.8 million, or 18.3%, compared to $14.1 million, or 18.9%, for the fourth quarter of 2002. The Company reported a net loss for the fourth quarter of 2003 of $0.9 million, or $0.15 per share, compared with net income of $0.4 million, or $0.07 per share, for the fourth quarter of 2002. The results for the fourth quarter of 2003 included a one-time non-cash charge for postretirement healthcare benefits for New Hampshire-based union employees ($1.6 million), severance costs ($1.0 million) – partially offset by savings ($0.5 million) – and a one-time charge related to the settlement of certain commitments under the CEO’s employment contract ($0.3 million). These charges were previously disclosed by the Company in its January 21, 2004 news release. The fourth quarter results for 2002 included a net non-cash gain of $0.2 million related to the curtailment of pension and postretirement plans.

     Net sales for the year ended December 31, 2003, were $288.9 million, compared to $283.2 million for the year ended December 31, 2002. Gross margin for the full year was $53.8 million, or 18.6%, compared to $56.1 million, or 19.8%, for 2002. Net income for the full year was $0.1 million, or $0.02 per share, compared to $2.3 million, or $0.40 per share, for 2003.

     Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation said, “For the year 2003, Nashua reported increased sales and remained profitable in the face of intense competition and continued overcapacity in the paper industry. On balance, Nashua continues to perform acceptably and is taking decisive actions to both contain costs and grow by making strategic investments that improve plant utilization, leverage our national sales and marketing resources, expand our business offerings, and strengthen our relationships with customers.”

     Highlights for the year included:

•	The acquisition of the operations of the Label Company in St. Louis, Missouri, which provides additional flexibility for Nashua’s Label segment while enhancing the Company’s relationship with a longstanding customer and providing additional volume for Nashua’s Coating operations within its Specialty Paper segment.

•	Expansion of Nashua’s supermarket and wide format product lines through several small acquisitions that were completed in the fourth quarter of 2003. These acquisitions also enabled the Company to leverage its marketing and sales resources.

•	Strategic investments in equipment and information technology, which provide enhanced capabilities to service customers while increasing efficiency and reducing costs. These investments included new label printing and processing equipment and enhancements to the Company’s leading edge “Nashua Advantage” web-based ordering system and the introduction of a new “E Catalogue” that gives customers an easy and efficient way to order Nashua products.

     Albert stated, “Investments to provide customers with a wider array of products and reduction of costs through equipment and information systems upgrades will continue to be a primary focus in 2004.”

Business Segment Highlights

     Nashua’s Label segment, which prints and converts product for grocery, food service, retail, transportation, entertainment and general industrial markets, reported sales for the fourth quarter of 2003 of $27.1 million, gross margin of $4.9 million, or 18.0%, and pre-tax operating income of $1.7 million. Sales for the fourth quarter of 2002 were $26.6 million, gross margin was $4.4 million, or 16.5%, and pre-tax operating income was $1.2 million.

     “Sales in our Label segment increased approximately 2% in the fourth quarter of 2003 compared to the fourth quarter of 2002. The increase is mainly attributable to the addition of a supermarket products business acquired in February 2003,” said Albert. “Margins improved due to a combination of manufacturing efficiencies and lower material costs. The improved profitability of the Label segment for the fourth quarter reflects the positive effect of our investments in equipment and continuing cost containment initiatives.”

     The Company’s Specialty Paper Products segment, which includes Nashua’s paper coating and converting business, reported sales for the fourth quarter of 2003 of $43.0 million, compared to $43.4 million for the fourth quarter of 2002. Gross margins for the quarter were $7.5 million, or 17.6%, compared to $8.7 million, or 20%, for the fourth quarter of 2002. Pre-tax operating income for the fourth quarter of 2003 was $0.6 million, compared to pre-tax income of $1.7 million for the fourth quarter of 2002.

     Said Albert, “The fourth quarter sales decline in the Specialty Paper segment resulted from the sale of the marginal cut sheet paper product line in the third quarter, together with declines in the mature dry gum, heat seal, carbonless and bond point of sale (POS) paper product lines. These declines were offset by increases in the thermal and wide format product lines. Margins decreased as a result of sales mix, severance cost and higher than forecasted workers’ compensation claims. Net income for the fourth quarter was negatively impacted by lower margins and one time severance costs.”

     Nashua’s Imaging Supplies, or Toner, segment reported sales for the fourth quarter of 2003 of $6.4 million, compared to $5.9 million for the fourth quarter of 2002. Gross margins for the quarter were $1.3 million, or 21%, compared to $1.1 million, or 18.8%, in the fourth quarter of 2002. Pre-tax income for the fourth quarter of 2003 was $0.4 million, compared to a $0.1 million loss for the fourth quarter of 2002.

     “Sales in the fourth quarter were positively impacted by greater resin and Ricoh-compatible toner sales. Increased volumes had a favorable impact on margins for the fourth quarter. We are encouraged by the strengthening of sales and margin in the fourth quarter,” said Albert.

Use of Non-GAAP

     EBITDA is presented in the tables accompanying this release as supplemental information which the management of Nashua believes may be useful to some investors in evaluating the Company because it is widely used as a measure of evaluating a company’s operating performance, as well as to evaluate its operating cash flow. EBITDA is used by management in the computation of ratios utilized for financing purposes and for planning and forecasting in future periods. EBITDA is calculated by adding net interest expense, income tax expense, depreciation and amortization back into net income. EBITDA should not be considered a substitute either for net income, as an indicator of Nashua’s operating performance, or for cash flow, as a measure of Nashua’s liquidity. In addition, because all companies may not calculate EBITDA in exactly the same manner, the presentation here may not be comparable to other similarly titled measures of other companies.

Guidance

     In discussing the expectations for the coming year, Albert said, “Sales, margin and expense control are key to achieving our 2004 budgeted goals. We expect sales to increase and to be in a range between $294 million and $310 million. Also, we expect net income for the year to be in the range between $3.0 million, or $.51 per share, and $3.4 million, or $.57 per share.”

About Nashua

     Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements

     This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “should,” “will,” “expects” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. In addition, any forward-looking statements represent the Company’s estimates only as of the date of this press release and should not be relied upon as representing the Company’s estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.

Fourth Quarter 2003 Earnings Results

NASHUA CORPORATION SUMMARY RESULTS OF OPERATIONS

	(unaudited)
Periods ended December 31, respectively	Three Months		Twelve Months
In thousands, except per share amounts	2003	2002	2003	2002

Net sales	$75,207	$74,984	$288,906	$283,190
Cost of products sold	61,445	60,836	235,101	227,102

Gross margin	$13,762	$14,148	$53,805	$56,088
Gross margin %	18.3%	18.9%	18.6%	19.8%
Selling, distribution and administrative expenses	12,481	12,640	47,768	47,839
Research	590	724	2,469	3,139
Loss from equity investment	219	24	523	59
Interest expense, net	327	327	1,295	1,492
Restructuring and unusual income (a)	(68)	(64)	(68)	(88)
Net (gain) loss on curtailment of postretirement plans (b)	1,646	(181)	1,599	(181)

Income (loss) before income taxes	(1,433)	678	219	3,828
Income tax provision (benefit)	(544)	252	117	1,512

Net income (loss)	$(889)	$426	$102	$2,316

Basic earnings per share:
Net income (loss) per common share	$(0.15)	$0.07	$0.02	$0.40

Average common shares	5,901	5,815	5,869	5,783

Diluted earnings per share:
Net income (loss) per common share assuming dilution	$(0.15)	$0.07	$0.02	$0.39

Average common and potential common shares	5,901	5,932	5,999	5,873

(a)	Net restructuring and unusual income for the three and twelve months ended December 31, 2003 of $68,000 and the three and twelve months ended December 31, 2002 of $64,000 and $88,000 represent net reductions to our previously established restructuring reserve.

(b)	Net (gain) loss on curtailment of postretirement plans for the three and twelve months ended December 31, 2003 of $1.6 million represents a loss with respect to postretirement healthcare benefits for union employees located in New Hampshire. Net (gain) loss on curtailment of postretirement plans for the three and twelve months ended December 31, 2002 of $.2 million represents a net gain related to changes to the Nashua Corporation Retirement Plan for Salaried Employees, the Supplement Executive Retirement Plan and postretirement benefit plans.

Fourth Quarter 2003 Earnings Results

NASHUA CORPORATION CONDENSED CONSOLIDATED BALANCE SHEET

	December 31	December 31
Dollars in thousands	2003	2002

Assets
Cash and cash equivalents	$1,183	$1,085
Accounts receivable	31,665	29,918
Inventories	22,735	20,434
Other current assets	5,205	4,985

Total current assets	60,788	56,422
Plant and equipment, net	40,777	42,369
Goodwill, net of amortization	31,471	29,462
Intangibles, net of amortization	1,781	1,672
Other assets	16,859	16,263

Total assets	$151,676	$146,188

Liabilities and Shareholders’ Equity
Accounts payable	$20,474	$17,931
Accrued expenses	14,368	15,230
Current maturities of long-term debt	3,400	2,000
Current maturities of notes payable	250	250

Total current liabilities	38,492	35,411
Long-term debt	24,200	23,000
Notes payable	960	1,210
Other long-term liabilities	26,827	24,549

Total long-term liabilities	51,987	48,759
Common stock and additional capital	20,418	20,074
Retained earnings	53,477	53,375
Accumulated other comprehensive loss:
Minimum pension liability adjustment(a)	(12,698)	(11,431)

Total shareholders’ equity	61,197	62,018

Total liabilities and shareholders’ equity	$151,676	$146,188

(a)	Our minimum pension liability adjustment for the year ended December 31, 2003 represents an increase in our pension liability resulting from a decline in the discount rate and expected return on plan assets utilized to compute our pension liability. Our minimum pension liability adjustment for the year ended December 31, 2002 represents an increase in our pension liability resulting from a decline in the fair market values of equities held by company- sponsored pension plans and a decline in the discount rate and expected return on plan assets.

Fourth Quarter 2003 Earnings Results

NASHUA CORPORATION
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
TAXES, DEPRECIATION AND AMORTIZATION

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands (unaudited)	2003	2002	2003	2002

Net income (loss)	$(889)	$426	$102	$2,316
Add back:
Interest expense, net	327	327	1,295	1,492
Income tax provision (benefit)	(544)	252	117	1,512
Depreciation on fixed assets	1,896	1,853	7,461	7,294
Amortization of intangible assets	122	99	481	287

Earnings before interest, taxes, depreciation and amortization	$912	$2,957	$9,456	$12,901

Fourth Quarter 2003 Earnings Results

NASHUA CORPORATION SELECTED FINANCIAL DATA

Periods ended December 31, respectively	Three Months		Twelve Months
Dollars in thousands (unaudited)	2003	2002	2003	2002

NET SALES
Label Products	$27,080	$26,591	$101,801	$100,837
Specialty Paper Products	42,960	43,438	169,023	160,736
Imaging Supplies	6,352	5,857	$23,459	24,042
Reconciling Items:
Eliminations	(1,185)	(902)	(5,379)	(2,456)
Other(a)	—	—	2	31

Net sales	$75,207	$74,984	$288,906	$283,190

PRETAX INCOME
Label Products	$1,725	$1,190	$5,844	$5,529
Specialty Paper Products	565	1,668	4,372	6,534
Imaging Supplies	370	(63)	444	911
Reconciling Items:
Other income (loss)(a)	(17)	(1)	(19)	6
Unallocated corporate expenses	(2,171)	(2,034)	(7,596)	(7,929)
Interest expense, net	(327)	(327)	(1,295)	(1,492)
Restructuring and unusual income	68	64	68	88
Net gain (loss) on curtailment of post retirement plans	(1,646)	181	(1,599)	181

Total pretax income (loss)	$(1,433)	$678	$219	$3,828

Depreciation and amortization	$2,018	$1,952	$7,942	$7,581

Investment in plant and equipment	$1,022	$1,733	$4,307	$4,349

(a)	Represents other operating activity which falls below the quantitative threshold for a reportable segment.